                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 TENET HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               RICHARD B. SILVER
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                            (805) 563-7000
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                                     [LOGO]

                          TENET HEALTHCARE CORPORATION

                                                                MAILING ADDRESS:

                                                                  P.O. BOX 31907

3820 STATE STREET                                SANTA BARBARA, CALIFORNIA 93130
SANTA BARBARA, CALIFORNIA 93105                                   (805) 563-7000

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, OCTOBER 6, 1999

                            ------------------------

August 27, 1999

To our Shareholders:

    The Annual Meeting of Shareholders of Tenet Healthcare Corporation (the "Company") will be held on Wednesday, October 6, 1999, at 11:00 a.m., Central Daylight Time, in the Johnson Room of the Westin Galleria Hotel in Dallas, Texas, for the following purposes:

    1.  To elect four directors for terms of three years each;

    2. To vote upon a proposal to amend the Company's Employee Stock Purchase Plan ("ESPP"), to increase the number of shares available under the ESPP;

    3. To vote upon a shareholder proposal regarding declassification of the Company's Board of Directors;

    4. To vote upon a shareholder proposal regarding the Company's shareholders rights plan;

    5. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending May 31, 2000; and

    6.  To transact such other business as properly may come before the meeting.

    Only shareholders of record at the close of business on August 10, 1999 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

    PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting and you may vote in person even though you have returned your proxy card.

                                                     [SIGNATURE]

                                          RICHARD B. SILVER
                                          SECRETARY

                                PROXY STATEMENT

GENERAL INFORMATION

AUGUST 27, 1999

    Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Wednesday, October 6, 1999, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about September 1, 1999.

    If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board's recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

    Only shareholders of record at the close of business on August 10, 1999, are entitled to receive notice of and to vote at the Annual Meeting. On August 10, 1999, Tenet had outstanding 311,345,249 shares of common stock, each of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on such date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast.

    The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Kissel-Blake Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay Kissel-Blake $14,000 in fees for its services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Kissel-Blake, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1. DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chairman of Executive Committee and
Member of Nominating Committee
Age: 55

    Mr. Barbakow was elected by the Board to serve as Chief Executive Officer and President of Tenet effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow was elected Chairman of the Board, at which time he relinquished the office of President. Prior to joining Tenet, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, a position he held from September 1991 through May 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to October 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow has been a director since 1990. His current term as a director of Tenet expires at the 2000 Annual Meeting.
--------------------------------------------------------------------------------

Lawrence Biondi, S.J.
Director
Member of Audit Committee,
Nominating Committee and
Ethics and Quality Assurance Committee
Age: 60

    Father Biondi, a Jesuit priest, linguist and educator, has been president of Saint Louis University in Missouri since July 1987. From 1980 to 1987, Fr. Biondi was dean of the College of Arts & Sciences at Loyola University of Chicago, where he served on the faculty of modern languages since 1968. Fr. Biondi, who holds six degrees, is a widely published author in the field of sociolinguistics, in which he has analyzed issues in bilingual-bicultural education, patient-doctor communication and ethnicity. He is a former consultant on ethnicity for the city of Chicago. He sits on the boards of the Association of Jesuit Colleges and Universities; Boys Hope/ Girls Hope, St. Louis; Civic Progress, St. Louis; Conference USA; Grand Center, St. Louis; Missouri Botanical Garden; Saint Louis University; St. Louis Art Museum; St. Louis Regional Commerce and Growth Association; St. Louis Symphony and St. Louis Zoo. Fr. Biondi was elected to the Tenet Board on July 24, 1998. His current term as a director of Tenet expires at the 2000 Annual Meeting.
--------------------------------------------------------------------------------

Bernice B. Bratter
Director
Member of Executive Committee,
Nominating Committee and Chair of
Compensation and Stock Option Committee
Age: 61

    Since October 1996, Ms. Bratter, a licensed Marriage and Family Therapist, has served as the President of the Los Angeles Women's Foundation, a public foundation dedicated to reshaping the status of women and girls in Southern California. Ms. Bratter served as Executive Director of the Center for Healthy Aging, formerly known as Senior Health and Peer Counseling, a nonprofit health care organization located in Santa Monica, California from 1980 through her retirement from that position in March 1995. From March 1995 through September 1996, she lectured and served as a consultant in the fields of not-for-profit corporations and issues related to health care and aging. In 1981, Ms.Bratter was a gubernatorial appointee to the White House Conference on Aging as an observer. She is the recipient of numerous awards and commendations including the YWCA Woman of the Year Award, the Senior Health and Peer Counseling's Community Leader Award and other county, state and federal commendations. In 1991, Ms. Bratter was presented with an Honorary Doctor of Laws Degree by Pepperdine University. Ms. Bratter has been a director of Tenet since 1990. Her current term as a director of Tenet expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Sanford Cloud Jr.
Director
Member of Ethics and Quality Assurance Committee,
Pension Committee and Shareholder Proposal Committee
Age: 54

    Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice (formerly the National Conference of Christians and Jews) since 1994. Prior to that time, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Conn. Throughout most of the 1980s, Mr. Cloud worked for Aetna Life and Casualty Co. as Vice President of Corporate Public Involvement and Executive Director of the Aetna Foundation. Mr. Cloud is a former two term Connecticut state senator. Currently, Mr. Cloud serves on the boards of directors of Advest Group Inc., and Yankee Energy Systems Inc., and is a member of the Board of Trustees for the Saint Vincent's Hospital and Medical Center of New York. He also serves as Chairman of the Board of the Children's Fund of Connecticut and sits on the Advisory Board of the National Underground Railroad Freedom Center. He is a graduate of Howard University and Howard University Law School and holds an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud was elected to Tenet's Board of Directors in 1998. His current term as a director of Tenet expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Maurice J. DeWald
Director
Member of Executive Committee,
Compensation and Stock Option Committee,
Shareholder Proposal Committee and
Chairman of the Audit Committee
Age: 59

    Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private investment firm that he founded in 1991. From 1962 through 1991 Mr. DeWald was with KPMG LLP, formerly KPMG Peat Marwick LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald also was a founder of the firm's High Technology Industry Group. Mr. DeWald is a director of Dai-Ichi Kangyo Bank of California and ARV Assisted Living, Inc. He also sits on the Advisory Board of the Orange County Community Foundation and the Advisory Council of the University of Notre Dame School of Business. Mr. DeWald is a past Chairman and Director of United Way of Greater Los Angeles. He is a graduate of the University of Notre Dame. Mr. DeWald has been a director of Tenet since 1991. His current term as a director of Tenet expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Michael H. Focht, Sr.
Director
Member of Executive Committee and
Ethics and Quality Assurance Committee
Age: 56

    Mr. Focht retired from service as President and Chief Operating Officer of Tenet effective May 31, 1999, but continues to serve as a director. Mr. Focht was elected by the Board to serve as Chief Operating Officer of Tenet effective April 8, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of Tenet from 1991, and President and Chief Executive Officer of Tenet's General Hospital Division from 1986. Mr. Focht joined Tenet in 1978 and has served as a director of the Company since 1990. His current term as a director of Tenet expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Raymond A. Hay
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee and
Chairman of Shareholder Proposal Committee and
Nominating Committee
Age: 71

    Mr. Hay has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer of The LTV Corporation. Mr. Hay has been a director of Tenet since 1985. His current term as a director of Tenet expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Lester B. Korn
Director
Member of Executive Committee and
Compensation and Stock Option Committee
and Chairman of Pension Committee
Age: 63

    Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm which he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. During 1987-1988, he served as United States Ambassador to the United Nations Economic and Social Council. During 1996, Mr. Korn was a member of the U.S. Presidential Delegation to observe the elections in Bosnia. He is a member of the Board of Trustees of the University of California (Los Angeles) Foundation and a director of the Music Center Operating Company of Los Angeles County and the RAND Center for Russian and Eurasian Studies. He holds both undergraduate and graduate degrees from the University of California at Los Angeles. Mr. Korn also presently serves as a director of ConAm Properties, Ltd. Mr. Korn has been a director of Tenet since 1993. His current term as a director of Tenet expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Floyd D. Loop, M.D.
Director
Member of Audit Committee and
Pension Committee
Age: 62

    Floyd D. Loop, M.D., has been Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation since 1990. A graduate of Purdue University, he received his medical degree from George Washington University. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and serves on the American Board of Thoracic Surgery. In 1999, he was appointed to the Medicare Payment Advisory Commission. Dr. Loop was elected to Tenet's Board of Directors on January 13, 1999. His current term as a director expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Richard S. Schweiker
Director
Member of Audit Committee and
Chairman of Ethics and Quality Assurance Committee
Age: 73

    Mr. Schweiker served as President of the American Council of Life Insurance from 1983 until his retirement in December 1994. From 1981 to 1983, Mr. Schweiker served as Secretary of the U.S. Health and Human Services, where he led a number of health related initiatives. He was a U.S. Senator from Pennsylvania from 1969 to 1981. Prior to that Mr. Schweiker represented Pennsylvania's 13th Congressional District in the House of Representatives for eight years. Mr. Schweiker was the author of legislation creating the National Commission on Diabetes and the National Diabetes Advisory Board. Mr. Schweiker also serves as a director of LabOne, Inc. Mr. Schweiker has been a director of Tenet since 1984. His current term as a director of Tenet expires at the 2000 Annual Meeting.
--------------------------------------------------------------------------------

DIRECTORS BY CLASS

Class 2 (term expires at the 1999 Annual Meeting of Shareholders)

Bernice B. Bratter
Michael H. Focht, Sr.
Lester B. Korn
Floyd D. Loop, M.D.

Class 3 (term expires at the 2000 Annual Meeting of Shareholders)

Jeffrey C. Barbakow
Lawrence Biondi, S.J.
Richard S. Schweiker

Class 1 (term expires at the 2001 Annual Meeting of Shareholders)

Sanford Cloud Jr.
Maurice J. DeWald
Raymond A. Hay

NOMINEES AND VOTING

    In May 1998, the size of the Board was increased from eight to nine directors and the Board elected Sanford Cloud Jr. to the Board as a Class 1 director. In July 1998, the size of the Board was increased from nine to ten directors and the Board elected Father Lawrence Biondi, S.J., to serve as a Class 3 director. On October 7, 1998, Edward Egbert, M.D., retired from the Board, decreasing the size of the Board to nine directors. On January 13, 1999, the size of the Board was increased to ten directors and the Board elected Floyd
D. Loop, M.D., as a Class 2 director.

    On July 28, 1999, the Nominating Committee met and recommended that the Board nominate each of Ms. Bratter, Mr. Focht, Mr. Korn and Dr. Loop to serve a three-year term as a director until the 2002 Annual Meeting. On that same date, after considering the Nominating Committee's recommendations, the Board nominated these directors.

    Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the four Class 2 directors at this year's Annual Meeting, there will be three Class 1 directors, four Class 2 directors and three Class 3 directors. The terms of the Class 1 and Class 3 directors do not expire until 2001 and 2000, respectively. Directors are to be elected by a majority of the votes cast. Votes may not be cumulated.

    The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Ms. Bratter, Mr. Focht, Mr. Korn and Dr. Loop. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

SHAREHOLDER APPROVAL

    Election of each nominee by the shareholders requires the affirmative vote of a majority of the votes cast by holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. A vote to withhold authority for a nominee will count as a vote against that nominee. Unless marked to the contrary, proxies will be voted "FOR" the election of each nominee at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTORS.

STOCK OWNERSHIP

    As of August 20, 1999, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined herein on page 13) and all of the Company's executive officers and directors as a group (15 persons) was as follows:

                                                               SHARES BENEFICIALLY OWNED(1)
                                                      -----------------------------------------------
                                                                             OPTIONS
                                                                           EXERCISABLE
                                                                              PRIOR
                                                      SHARES OF COMMON    TO OCTOBER 31,   PERCENT OF
NAME                                                        STOCK              1999         CLASS(2)
----------------------------------------------------  -----------------  ----------------  ----------
Jeffrey C. Barbakow.................................        164,550(3)        3,498,000          1.18%
Lawrence Biondi, S.J................................            200               7,500
Bernice B. Bratter..................................         11,000              27,500
Sanford Cloud Jr....................................            500               7,500
Maurice J. DeWald...................................         10,800              27,500
Trevor Fetter.......................................         25,231             281,733
Michael H. Focht, Sr................................         10,000           1,275,976
Raymond A. Hay......................................         11,200              17,500
Lester B. Korn......................................         22,700              27,500
Floyd D. Loop, M.D..................................            100                   0
Thomas B. Mackey....................................         10,296             133,333
Barry P. Schochet...................................         39,175             524,083
Richard S. Schweiker................................         21,860              48,420
Executive officers and directors as a group (15
  persons)(4).......................................        367,158           6,288,977          2.14%
                                                           --------      ----------------  ----------

------------------------

(1) Except as otherwise indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2) Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to October 31, 1999, more than 1 percent of the outstanding shares of common stock of the Company.

(3) The total shown includes 11,350 shares held by Mr. Barbakow's minor sons.

(4) Includes two executive officers who are not "named executive officers."

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board met eight times during the fiscal year ended May 31, 1999. Each director participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he/she served, during the period he/she served as a director.

    During fiscal 1999, the Company's Executive Committee consisted of employee directors Barbakow (Chairman) and Focht, and nonemployee-directors Bratter, DeWald and Korn. The Executive Committee, which met once during fiscal 1999, may exercise all of the powers of the Board in the management of the business and affairs of the Company when the Board is not in session, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the By-Laws or declare dividends.

    During fiscal 1999, the Company's Audit Committee consisted of nonemployee-directors DeWald (Chairman), Biondi, Hay, Loop and Schweiker. The Audit Committee selects, engages on behalf of the Company (subject to the consent of the shareholders) and fixes the compensation of, a firm of independent certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee also is responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the policies and procedures of the Company. In addition, the Audit Committee reviews the Company's Year 2000 compliance program. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee met five times during fiscal 1999.

    During fiscal 1999, the Company's Compensation and Stock Option Committee (the "Compensation Committee") consisted of nonemployee-directors Bratter (Chair), DeWald and Korn. Except as noted below, the Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the approval of changes in directors' fees and compensation paid to senior officers. The Compensation Committee administers all of the Company's employee benefit plans (except those discussed below for which the Pension Committee is responsible), including stock option plans, long-term incentive plans, bonus plans, deferred compensation plans, nonqualified retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines (subject to the provisions of the Company's plans) the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. None of the members of the Compensation Committee may be officers or employees of the Company. The Compensation Committee met 11 times in fiscal 1999.

    During fiscal 1999, the Company's Nominating Committee consisted of nonemployee-directors Hay (Chairman), Biondi and Bratter and employee-director Barbakow. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met two times in fiscal 1999. Nominations by shareholders for the 2000 meeting of shareholders will be considered by the Board if written information concerning the proposed nominee, including the proposed nominee's name, biographical information and a signed consent to be nominated and to serve if elected, is submitted to the Secretary of the Company on or before May 4, 2000.

    The Company's Ethics and Quality Assurance Committee (the "Ethics Committee") consisted during fiscal 1999 of nonemployee-directors Schweiker (Chairman), Biondi, Cloud and Hay and employee-director Focht. The purpose of the Ethics Committee is to present to the Board such measures and recommend such actions as may be necessary or desirable to assist the Company in conducting its activities in accordance with all applicable laws, regulations and ethical standards, and in delivering quality medical care. In addition, the Ethics Committee provides oversight for the Company's corporate compliance and ethics programs. The Ethics Committee met five times in fiscal 1999.

    During fiscal 1999, the Pension Committee consisted of nonemployee-directors Korn (Chairman) Cloud and Loop. The Pension Committee is responsible for approving investment policies and investment managers for the Company's qualified pension plans, reviewing actuarial information concerning the plans, monitoring the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approving major changes to the 401(k) Plan, approving any new qualified investment or savings plans (other than stock plans) proposed by the Company and monitoring such plans. The Pension Committee met two times in fiscal 1999.

    On December 2, 1998, the Board created a Shareholder Proposals Committee to study and report back to the full Board on the issue of whether to take the steps necessary to declassify the Board. The Shareholder Proposals Committee was created in response to the majority vote at the 1998 Annual Meeting of Stockholders in favor of a shareholder proposal urging the Board to take the steps necessary to declassify the Board. The Committee's responsibilities were subsequently expanded to include responsibility to consider and make recommendations to the Board concerning all shareholder proposals. The Shareholder Proposals Committee consists of nonemployee-directors Hay (Chairman), Cloud and DeWald. The Shareholder Proposals Committee met three times in fiscal 1999.

                           REMUNERATION OF DIRECTORS

    During the fiscal year ended May 31, 1999, directors Bratter, Cloud, DeWald, Egbert, Hay, Korn and Schweiker, Tenet's nonemployee directors during fiscal 1999, each received an annual retainer fee of $50,000 for serving on the Board. Director Biondi received $45,833.34, a pro rata portion of the annual retainer fee, for his services from July 24, 1998 to May 31, 1999. Director Loop received $18,749.97, a pro rata portion of the annual retainer fee, for his services from January 13, 1999, to May 31, 1999. In addition, each director received an attendance fee of $1,000 for attending each Board meeting and $1,200 for attending each meeting of the respective committees of which he or she was a member.

    Each committee chair also received $4,000 during the fiscal year for each committee chaired by him or her. Directors also are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

DIRECTORS RETIREMENT PLAN

    Tenet has a Board of Directors Retirement Plan (the "Directors Retirement Plan") for nonemployee directors. The Company believes that the Directors Retirement Plan enables Tenet to attract and retain nonemployee directors who render necessary and important services to the Company. During fiscal 1999, all of Tenet's nonemployee directors participated in the Directors Retirement Plan, except Fr. Biondi and Dr. Loop.

    Under the Directors Retirement Plan, the Company is obligated to pay to the nonemployee director an annual normal retirement benefit for a maximum period of 10 years upon the director's retirement. The retirement benefit is based on years of service to the Company as a nonemployee director. The director's interest in the retirement benefit becomes partially vested after five years of service as a nonemployee director and fully vested after 10 years of service as a nonemployee director. The Directors Retirement Plan was amended in fiscal year 1999 to permit participants to elect to receive the retirement benefits in the form of a joint and survivor annuity and to permit the participant and his/her surviving spouse to designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above. The annual retirement benefit is equal to the lesser of (i) the Directors' Final Annual Board Retainer (as defined below), and
(ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the Directors' termination of service. The retirement benefits are paid monthly. "Final Annual Board Retainer" is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on Tenet's Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the Directors' service on the Board.

    Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to his/her surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a "Change of Control" (as defined below) of Tenet followed by a participant's termination as a director of Tenet or a participant's failure to be reelected as a director upon the expiration of his/her term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

    A "Change of Control" is deemed to have occurred under the Directors Retirement Plan if (a) any person (as defined in Sections 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") is or becomes the beneficial owner directly or indirectly of 30 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) during any two-year period, individuals who at the beginning of such period constitute the Company's Board cease for any reason other than death or disability to constitute at least a majority of the Board.

    The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director's employment with the Company terminates.

DIRECTORS LIFE INSURANCE PROGRAM

    The Company provides a Directors Life Insurance Program (the "Program") for all directors who elect to participate in the Program. The Company believes that the Program enables it to retain the services of its existing directors and to attract highly qualified directors.

    Under the Program, the Company is willing to enter into a split dollar life insurance agreement with an owner designated by a director providing for the purchase of a joint life, second to die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance to be purchased will be sufficient to provide a death benefit of $1,000,000 to beneficiaries designated by the owner and to allow the Company to recover the premiums it has paid to keep the policies in force until the deaths of both the director and the designated other person. The owner will pay the cost of pure term insurance and the Company will pay the balance of the premiums, which will be paid over seven years if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

    The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of May 31, 1999, life insurance policies had been purchased by the owners on the lives of directors Bratter, DeWald, Focht, Hay and Korn and their respective designated other person. Directors Barbakow, Biondi, Cloud, Loop and Schweiker did not participate in the Program in fiscal 1999.

1994 DIRECTORS STOCK OPTION PLAN

    The Company believes that its 1994 Directors Stock Option Plan (the "DSOP") promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and by encouraging the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.

    The DSOP is administered by the Compensation Committee, which is composed of nonemployee directors who are eligible to participate in the DSOP. Only nonemployee directors of the Company are eligible to participate in the DSOP. Such nonemployee directors are not eligible to receive new awards under the 1991 Stock Incentive Plan or the Amended and Restated 1995 Stock Incentive Plan, which plans are for employees. Currently, participants are granted options to acquire 7,500 shares of common stock of the Company on the last Thursday of January of each year. In addition, on the last Thursday of the month of a nonemployee director's initial election to the Board, such director will be granted options to acquire 7,500 shares of common stock. Subject to certain adjustment provisions described in the DSOP, the aggregate number of shares of common stock that may be acquired upon the exercise of options under the DSOP is 500,000. Unless previously terminated, the DSOP will terminate on January 26, 2004, except with respect to options then outstanding.

    Each option is exercisable one year from the date of grant. The exercise price is the fair market value of a share of common stock on the date of grant. Each option will expire at the time a nonemployee director ceases to be a nonemployee director, except as described below. If a nonemployee director is terminated other than for cause (as determined solely by the Company), or if a director is nominated but not reelected by the shareholders, then the option will expire one year after the date of termination or such election unless during such one-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire one year from the date of death or permanent and total disability. If the nonemployee director retires at the Company's normal retirement age or earlier with the consent of the Compensation Committee, then the option will expire five years after the date of retirement, unless during such five-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the nonemployee director dies or becomes permanently and totally disabled while serving as a nonemployee director, then the option will expire five years after the date of death or permanent and total disability. Notwithstanding anything above to the contrary, the maximum term of an option is 10 years from the date of grant.

    In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards, as well as to the maximum number of shares available for future awards.

    The DSOP also provides for all awards then outstanding under the plan to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which Tenet is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, unless provisions are made in connection with such transaction for the continuance of the DSOP with adjustments appropriate to the circumstances.

    In addition, upon the occurrence of a "Change of Control" of the Company or in the event that any Person makes a filing with respect to the Company under Sections 13(d) or 14(d) of the Exchange Act, all options then outstanding under the DSOP will be fully vested and the restrictions upon exercise will immediately cease.

    For purposes of the DSOP the following terms have the following meanings:

        (A) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20 percent or more of the general voting power of the Company.

        (B) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (C) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20 percent or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

        (D) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

                    MANAGEMENT AND CERTAIN SECURITY HOLDERS
                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company for fiscal years 1999, 1998, and 1997 to the person acting as Chief Executive Officer at May 31, 1999, and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                                       ----------------------------
                                              ANNUAL COMPENSATION                      SECURITIES
    NAME AND PRINCIPAL                    ----------------------------  OTHER ANNUAL   UNDERLYING     ALL OTHER
         POSITION               YEAR       SALARY(1)      BONUS(1)      COMPENSATION    OPTIONS    COMPENSATION(2)
--------------------------  ------------  -----------  ---------------  -------------  ----------  ----------------
Barbakow..................       1999     $ 1,091,475  $    671,257      $  59,318(3)   1,500,000     $   89,008
  CEO and Chairman               1998       1,091,475     1,627,190         78,420(3)           0         77,404
                                 1997         992,250     1,262,947         64,950(3)     900,000         66,557

Focht.....................       1999         700,000       373,100         89,483(4)     750,000         17,473
  President and COO              1998         700,000     1,014,505        192,241(4)           0         12,314
  (retired 5/31/99)              1997         634,200       753,957        164,041(4)     450,000         39,795

Fetter....................       1999         493,750       325,000          --   (5)     400,000         38,413
  Chief Corporate                1998         460,000       809,140         61,507(6)     130,000         31,256
  Officer and CFO                1997         426,667       463,519         80,447(7)     120,000         24,498

Mackey....................       1999         493,750       325,000        623,413(8)     400,000         31,988
  Chief Operating                1998(9)      --             --              --            --             --
  Officer                        1997(9)      --             --              --            --             --

Schochet..................       1999         493,148       271,231          --   (5)     260,000         43,348
  Vice Chairman                  1998(9)      --             --              --            --             --
                                 1997(9)      --             --              --            --             --

------------------------

(1) Includes compensation deferred at the election of a named executive officer.

(2) The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching company contributions to the Tenet Retirement Savings Plan, (ii) matching company contributions to the Deferred Compensation Plan as a result of IRS limitations on amounts that may be deferred under the Tenet Retirement Savings Plan, (iii) certain amounts in respect of life insurance and disability insurance policies available under the Company's Supplemental Executive Retirement Plan (the "SERP"), (iv) certain amounts in respect of joint life, second to die whole life insurance available under the Company's Directors Life Insurance Program, and (v) certain amounts in respect of a personal catastrophic liability insurance policy.

                                           BARBAKOW      FOCHT     FETTER     MACKEY    SCHOCHET
                                          -----------  ---------  ---------  ---------  ---------
Tenet Retirement Savings Plan...........   $   4,800   $   4,800  $   4,800  $   4,800  $   4,800
Deferred Compensation Plan..............      73,261       4,382     29,340     22,655     33,848
Life and Disability Insurance Under
  SERP..................................      10,395       7,559      3,721      3,981      4,148
Directors Life Insurance Program........         -0-         180        -0-        -0-        -0-
Personal Catastrophic Insurance.........         552         552        552        552        552

(3) Totals for 1999, 1998 and 1997 include $36,421, $42,884 and $57,982, respectively, of corporate-sponsored automobile use.

(4) Totals for 1999, 1998 and 1997 include $47,016, $144,952, $95,479, respectively, of travel-related benefits. Total for 1999 also includes $22,597 of corporate-sponsored automobile use.

(5) No such compensation was paid other than perquisites, which have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(6) Total for 1998 includes $16,923 of corporate-sponsored automobile use and $21,727 of travel-related benefits.

(7) Total for 1997 includes $27,659 of membership fees, organizational dues and related expenses reimbursed to Mr. Fetter during the year.

(8) Total for 1999 includes $557,485 of relocation-related expenses reimbursed to Mr. Mackey.

(9) Was not an executive officer in years prior to 1999.

OPTION GRANTS

    The following table sets forth information concerning options granted to the named executive officers in fiscal year 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                          INDIVIDUAL GRANTS
                    ---------------------------------------------------------------------------------------------
                         NUMBER OF           % OF TOTAL
                        SECURITIES         OPTIONS GRANTED      EXERCISE                             GRANT DATE
                        UNDERLYING          TO EMPLOYEES          PRICE                                PRESENT
NAME                  OPTIONS GRANTED          IN FY99        ($/SHARE)(4)    EXPIRATION DATE(5)      VALUE(6)
------------------  -------------------  -------------------  -------------  ---------------------  -------------
Barbakow..........        1,500,000(1)             16.5%       $   30.4375   June 23, 2008          $  26,055,000
Focht.............          750,000(2)              8.3%       $   30.4375   June 23, 2008          $  13,027,500
Fetter............          140,000(3)              1.5%       $   29.9375   November 30, 2008      $   2,160,200
                            260,000(3)              2.9%       $   23.6250   January 11, 2009       $   3,226,600
Mackey............          140,000(3)              1.5%       $   29.9375   November 30, 2008      $   2,160,200
                            260,000(3)              2.9%       $   23.6250   January 11, 2009       $   3,226,600
Schochet..........          140,000(3)              1.5%       $   29.9375   November 30, 2008      $   2,160,200
                            120,000(3)              1.3%       $   18.7500   March 23, 2009         $   1,208,400

------------------------

(1) Two-thirds of these options vest on June 24, 2000, the second anniversary of the date of grant, and one-third vest on June 24, 2001.

(2) These options will not vest, and will therefore be forefeited, due to Mr. Focht's retirement.

(3) These options vest in three equal installments on the first three yearly anniversaries of the date of grant.

(4) All options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant.

(5) All options expire 10 years from the date of grant.

(6) The Grant Date Present Values of the options granted to the named executive officers during fiscal 1999 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate these values were as follows:

DATE OF GRANT                     06/24/98    12/01/98    01/12/99    03/24/99
-------------------------------  ----------  ----------  ----------  ----------
Stock Price....................  $  30.4375  $  29.9375  $  23.6250  $  18.7500
Exercise Price.................  $  30.4375  $  29.9375  $  23.6250  $  18.7500
Expected Dividend Yield........           0%          0%          0%          0%
Expected Volatility............      0.3831      0.3379      0.3443      0.3471
"Risk Free" Interest Rate......        5.49%       4.66%       4.84%       5.21%
Expected Life (Years)..........           9           9           9           9
Present Value/Option...........  $    17.37  $    15.43  $    12.41  $    10.07

    The Expected Dividend Yield is equal to zero. The Expected Volatility is derived using quarterly data drawn from the five years preceding the Date of Grant. The Risk Free Interest Rate is the approximate yield on 7- and 10-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

    The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's options granted to its executive officers. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES

    There were no options exercised by the named executive officers in fiscal year 1999. The following table sets forth information concerning unexercised options held by each of them as of May 31, 1999.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
                                  MAY 31, 1999

                                                                               VALUE OF UNEXERCISED
                                                 NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                                   OPTIONS AT 5/31/99               5/31/99(1)
                                               --------------------------  ----------------------------
NAME                                           EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------  -----------  -------------  -------------  -------------
Barbakow.....................................   3,198,000      1,800,000   $  38,499,125   $   881,250
Focht........................................   1,125,976        900,000       8,984,607       440,625
Fetter.......................................     370,933        526,667       1,660,525       243,749
Mackey.......................................     133,333        526,667         104,482       243,749
Schochet.....................................     524,083        386,667       3,398,023       697,500

------------------------

(1) Based on the $24.5625 closing price of the Company's common stock on June 1, 1999 (the first business day after May 31, 1999, which was the last day of the Company's fiscal year but was not a business day in 1999).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life. At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service, to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7 percent reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances.

    For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" means the participant's base salary and annual cash bonus excluding automobile and other allowances and other cash and noncash compensation.

    The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for retirement prior to age 62 was reduced from 5.04 percent to 3.0 percent per year, (ii) the reduction for beginning to receive the retirement benefit prior to age 62 was reduced from
5.05 percent to 3.0 percent per year for each year prior to age 62, (iii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of Earnings and (iv) the annual 8 percent cap on increases in Earnings was eliminated. In no event may a participant begin receiving the retirement benefit prior to age 55.

    In the event of a "Change of Control" (as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to the normal retirement benefits (as defined in the SERP) without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates his employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "Earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude any cash bonus paid under the Company's now-terminated Long Term

Incentive Plan and other cash and noncash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a Change of Control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment following: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the Code.

    A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20 percent or more of the Company's common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

    In 1994, the Company established a trust (the "SERP Trust") for the purpose of securing the Company's obligation to make distributions under the SERP. The SERP Trust is a "rabbi trust" and was initially funded with 1,000,000 shares of the Company's common stock. In fiscal 1997, an additional 1,500,000 shares of the Company's common stock were contributed to the SERP Trust. The SERP Trust will make payments required to be made to SERP participants and their beneficiaries under the SERP in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant and/or beneficiary of the SERP, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

    The following table presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the SERP in the earnings and years of service classifications indicated. The benefits listed are subject to reduction for projected benefits from the 401(K) Plan, the related Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

                               PENSION PLAN TABLE
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                                              ESTIMATED ANNUAL RETIREMENT BENEFIT
                                                                 FOR YEARS OF SERVICE INDICATED
                                               ------------------------------------------------------------------
REMUNERATION(1)                                 5 YEARS      10 YEARS      15 YEARS      20 YEARS    25 YEARS(2)
---------------------------------------------  ----------  ------------  ------------  ------------  ------------
$ 100,000....................................  $   13,500  $     27,000  $     40,500  $     54,000  $     54,000
 300,000.....................................      40,500        81,000       121,500       162,000       162,000
 500,000.....................................      67,500       135,000       202,500       270,000       270,000
 700,000.....................................      94,500       189,000       283,500       378,000       378,000
 900,000.....................................     121,500       243,000       364,500       486,000       486,000
1,100,000....................................     148,500       297,000       445,500       594,000       594,000
1,300,000....................................     175,500       351,000       526,500       702,000       702,000
1,500,000....................................     202,500       405,000       607,500       810,000       810,000
1,700,000....................................     229,500       459,000       688,500       918,000       918,000
1,900,000....................................     256,500       513,000       769,500     1,026,000     1,026,000
2,100,000....................................     283,500       567,000       850,500     1,134,000     1,134,000
2,300,000....................................     310,500       621,000       931,500     1,242,000     1,242,000
2,500,000....................................     337,500       675,000     1,012,500     1,350,000     1,350,000
2,700,000....................................     364,500       729,000     1,093,500     1,458,000     1,458,000
2,900,000....................................     391,500       783,000     1,174,500     1,566,000     1,566,000
3,100,000....................................     418,500       837,000     1,255,500     1,674,000     1,674,000
3,300,000....................................     445,500       891,000     1,336,500     1,782,000     1,782,000
3,500,000....................................     472,500       945,000     1,417,500     1,890,000     1,890,890
3,700,000....................................     499,500       999,000     1,498,500     1,998,000     1,998,000
3,900,000....................................     526,500     1,053,000     1,579,500     2,106,000     2,106,000

------------------------

(1) Annual base salary plus bonus at time of retirement.

(2) The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

    As of May 31, 1999, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 6.00 years; Mr. Focht, 20 years; Mr. Fetter, 3.61 years; Mr. Mackey,
13.84 years; and Mr. Schochet, 19.88 years. In fiscal year 1997, the Company determined that Mr. Barbakow's credited years of service under the SERP would be enhanced commencing in June 1998 so that he will receive credit for two years of service for each year as Chief Executive Officer of the Company up to a maximum of six additional years of service.

    The Company purchased insurance policies on the life of certain current and past participants in the SERP, the purpose of which was to reimburse the Company, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that its original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION POLICIES

    The Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board is responsible for establishing and interpreting the Company's compensation policies and making compensation decisions. The Compensation Committee is composed entirely of nonemployee directors. The Compensation Committee considers a director to be a nonemployee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee, (b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company, (f) is not a member of a company that is one of the Company's significant advisors or consultants, and (g) does not have a business relationship required to be disclosed under "Related Party Transactions" in the Company's Proxy Statement.

    As the need arises, the Compensation Committee has retained nationally recognized compensation consulting firms that assist the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company's executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives. For purposes of this Report, the term "executives" refers to the executive officers of the Company.

    The Company's compensation policies balance the need for executive compensation to reflect the Company's current financial results with the Company's need to attract, motivate and retain qualified executives who can maximize long-term shareholder returns in the rapidly-changing health care industry. In fiscal year 1999, over 88 percent of the total compensation opportunities (which includes base salary, annual incentive opportunities and the estimated value of stock option and any other long-term incentive awards) for the named executive officers as a group were "at risk" based on the (i) price of the Company's common stock, (ii) Company meeting its financial and quality-of-service goals, (iii) executives meeting preestablished corporate and/or individual objectives, (iv) growth in the Company's operating income, discussed below, and (v) growth in the Company's economic value added, discussed below.

    The Compensation Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments under compensation plans when it believes that doing so would serve the long-term interests of the Company's shareholders.

BASE SALARY AND ANNUAL INCENTIVE PLAN

    The Compensation Committee believes that the Company's executives should be rewarded in the short term for their contributions to the Company's attaining annual financial and quality-of-service goals and their attaining annual corporate and/or individual objectives. When setting the level of annual total cash compensation and total compensation opportunities available to the Company's executives, the Compensation Committee normally compares such opportunities primarily with the total cash compensation and total compensation opportunities made available to executives, according to the then most-recently available information, by the Company's peer companies (which are the companies included in the S&P Health Care Composite Index referred to in the Common Stock Performance Graph below) and by other similarly sized companies generally, taking into account their relative sizes based on revenues. The Compensation Committee normally makes such comparison with those companies because it believes that it is with those companies that the Company must compete for qualified and experienced executives. In fiscal year 1999, however, the Compensation Committee did not increase the salaries of the Company's executives, except to recognize additional responsibilities as a result of promotions, because the Company had already decided, as part of a Company-wide cost-cutting program, not to increase in fiscal year 1999 the salary of any employee whose salary was at or above $100,000 in fiscal year 1998 except to recognize additional responsibilities as a result of promotions.

    In determining an individual executive's actual base salary, including that of Mr. Barbakow, the Compensation Committee also normally considers other factors, which may include the executive's past performance and contributions to the Company's success, the executive's additional responsibilities arising from the growth of the Company, the executive's expected future contributions, how long the executive has held the current position, the executive's vulnerability to recruitment by other companies, the executive's expected future position, the executive's salary relative to other executives' salaries and expected increases in base salaries at the Company's peer companies (which are the companies included in the S&P Health Care Composite Index referred to in the Common Stock Performance Graph below) and other similarly sized companies generally. As noted above, however, in fiscal year 1999 the Compensation Committee did not increase the salaries of the Company's executives because the Company had already made the decision to freeze its executive officers' salaries at their fiscal year 1998 levels as part of a Company-wide cost-cutting program, except to recognize additional responsibilities as a result of promotions.

    Under the Company's 1997 Annual Incentive Plan (the "AIP"), an executive is rewarded with a cash award based on the extent to which (a) the Company meets its preestablished financial goal, the measure of which in fiscal year 1999 was the Company's diluted earnings per share from continuing operations for the fiscal year (excluding the effects of acquisitions and divestitures not contemplated when the goal was set) ("Diluted EPS"), (b) the Company achieves its quality-of-service and-care goals (measured in fiscal year 1999 by patient satisfaction at the Company's hospitals, by patient outcomes at the Company's rehabilitation facilities and by quality management audits at the Company's psychiatric facilities), (c) the executive meets preestablished corporate and/or individual performance goals, if any, (d) the Company achieves growth in earnings before interest and taxes ("EBIT"), and (e) the Company achieves growth in economic value added ("EVA"). (EVA is a registered trademark of Stern Stewart & Co.) Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the Internal Revenue Code (the "Code") may be increased or decreased based on the executive's support of the Company's ethical standards of conduct and Year 2000 compliance program.

    The component of each executive's AIP award based on growth in EBIT is calculated by multiplying (i) the amount by which the Company's EBIT for the fiscal year exceeds the previous fiscal year's EBIT by (ii) a percentage for such executive established in advance by the Compensation Committee. The component of each executive's AIP award based on growth in EVA is calculated by multiplying (i) the amount by which the Company's EVA for the fiscal year exceeds the previous year's EVA by (ii) a percentage for such executive established in advance by the Compensation Committee. In general terms, EVA is the difference between the return on total capital invested in a business or project and the cost of such capital invested. EVA is a measure of how efficiently the Company's capital is being utilized.

    While the rest of the AIP award is paid immediately following the end of the fiscal year in which earned, the portion based on growth in EBIT and growth in EVA (collectively referred to as the "Growth Awards") is paid two-thirds following the end of the fiscal year in which earned, with the remainder paid following the ends of the next two fiscal years, provided preestablished return on equity thresholds are met. The portion of the award that is deferred will accrue interest at a floating rate equal to one percent below the prime rate. Each executive's individual performance goals, if any, are set jointly by the executive and the executive's supervisor. Individual performance goals relate to an executive's business objectives. In light of the requirements of Code Section 162(m), the Committee has chosen not to use individual performance goals as a factor in determining awards for executives who are Covered Employees.

    The diluted EPS goal, the quality-of-service and-care goals, the target award for the non-Growth Award portion of the AIP Award and the respective percentage multipliers to be used in calculating the Growth Awards are approved annually by the Compensation Committee. Each of the foregoing may vary for each executive based on decision-making authority and ability to affect financial performance. No AIP award may be paid to an executive except at the discretion of the Compensation Committee if the Company fails to meet the threshold (which for fiscal year 1999 was based on return on equity) set in advance by the Compensation Committee. The Compensation Committee has the authority to pay discretionary awards, provided that the Compensation Committee may decrease but not increase awards for Covered Employees.

    When the Company's financial performance and/or quality-of-service and-care exceeds target levels and/or an executive's individual performance goals are exceeded, the executive is rewarded with a larger-than-targeted cash award for the portion of the AIP other than the portion for Growth Awards. When the Company's financial performance and/or quality-of-service and-care is/are below target levels (but above the preestablished threshold) and/or an executive's individual performance goals are not met, annual incentive awards for the portion of the AIP other than the Growth Awards are paid at less-than-targeted levels. The portion of each executive's AIP award based on growth in EBIT and EVA will depend upon the extent to which the Company's EBIT or EVA, as the case may be, for a given fiscal year exceeds its EBIT or EVA, as the case may be, for the previous fiscal year.

    The Compensation Committee met in July 1998 and, in light of the Company's decision, as part of a Company-wide cost-cutting program, not to increase in fiscal year 1999 the salary of any employee whose salary was at or above $100,000 in fiscal year 1998, except to recognize additional responsibilities as a result of promotions, decided to continue Mr. Barbakow's salary at its fiscal year 1998 level of $1,091,475 in fiscal year 1999. The Compensation Committee also determined at that time (a) that the factors to be used in determining the non-Growth Award portion of Mr. Barbakow's fiscal year 1999 AIP award would be
(i) Diluted EPS, and (ii) quality-of-service and-care (measured in fiscal year 1999 by patient satisfaction at the Company's hospitals, by patient outcomes at the Company's rehabilitation facilities and by quality management audits at the Company's psychiatric facilities), (b) the fiscal year 1999 target award for the non-Growth Award portion of Mr. Barbakow's AIP award, (c) that the non-Growth Award portion of Mr. Barbakow's fiscal year 1999 AIP award would be payable only if the Company were to meet a threshold return on equity, and (d) the percentage multipliers to be used in calculating the portions of the fiscal year 1999 AIP award based on growth in EBIT and growth in EVA. For fiscal year 1999, the Compensation Committee established a base salary and target annual incentive structure generally designed to position the total cash compensation opportunity for Mr. Barbakow in the third quartile of total cash compensation opportunities provided by other companies generally, taking into account their relative sizes based on revenues, and the Company's peer companies, to their chief executive officers.

    In July 1999, the Compensation Committee reviewed the Company's performance in light of the preestablished AIP targets. The Committee determined that the preestablished return on equity threshold had been met, and calculated Mr. Barbakow's fiscal year 1999 award under the AIP as $671,257 based on the extent to which the AIP targets had been achieved, on the extent to which operating income for fiscal year 1999 exceeded operating income for fiscal year 1998 and on the extent by which actual EVA growth exceeded the preestablished target for EVA growth. As a result of the Company's below-target financial performance in fiscal year 1999, Mr. Barbakow's AIP award was below his target level. Total cash compensation paid to Mr. Barbakow for fiscal year 1999 was around the 40th percentile of total compensation provided by the Company's peer companies and other companies generally to their chief executive officers.

STOCK INCENTIVE PLAN

    The Compensation Committee's objective for long-term compensation is to provide the Company's executives with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Compensation Committee's policy with respect to long-term compensation awards in fiscal year 1999 was to consider the practices of its peer companies and other companies generally in setting long-term compensation levels because: (1) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and
(2) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock of the peer companies. The Compensation Committee believes that long-term compensation opportunities for Mr. Barbakow generally should be in the upper third of such opportunities available at those other companies.

    In fiscal year 1999, the Compensation Committee implemented its long-term compensation policy by granting awards under the Company's 1995 Stock Incentive Plan (the "SIP"), which provide longer-term compensation opportunities linked directly to the Company's common stock price. Stock-based incentive awards are granted to executives under the SIP in order to provide them with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value. During fiscal year 1999, Mr. Barbakow was granted nonqualified options options to acquire 1,500,000 shares of common stock. Those options have an exercise price of $30.4375, the closing price of Tenet common stock on the date of the grant. None of the options vested on the first anniversary of the grant, which is a departure from the Company's normal vesting schedule, two-thirds of those options will vest on the second anniversary of the grant and the remaining one-third will vest on the third anniversary of the grant date. The Committee's intention, expressed at the time of making the grant, was not to make any additional grants to Mr. Barbakow during fiscal years 1999, 2000 or 2001. During fiscal year 1999, the Company's named executive officers as a group, including Mr.Barbakow, were granted nonqualified options to acquire 3,310,000 shares of Tenet common stock, 750,000 of which expired upon Mr. Focht's retirement.

    In weighing the type and amount of SIP award that is appropriate for a given executive, including awards to Mr. Barbakow, the Compensation Committee may consider such factors as that executive's total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired away and ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company's common stock price and whether the health care industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, shareholder value is enhanced, and the benefits to the executives will appreciate commensurately. When this is not true, the executives will recognize lower gains or, in the case of certain types of awards such as options, no gains at all.

    It is the Compensation Committee's current practice to rely primarily on the grant of options to provide long-term incentives to the executives. The exercise price of options granted to the executives under the SIP normally will not be less than 100 percent of the fair market value of the Company's common stock on the date such option is granted. Options normally will vest no sooner than ratably over three years and normally will not be exercisable for at least one year after being granted. Options generally will be exercisable during a term of not more than ten years from the date of grant.

POLICY REGARDING ONE MILLION DOLLAR TAX DEDUCTION CAP

    The Code generally provides that compensation in excess of $1,000,000 paid to Covered Employees as defined in Code Section 162(m) will not be deductible unless such compensation is paid according to preestablished performance criteria approved in advance by the shareholders. The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one point less than the prime rate.

    Awards of options granted to date at fair market value under the Company's SIP and the proceeds thereof have not been subject to the $1,000,000 cap. In fiscal year 1994, the Company adopted an annual incentive plan, which was replaced in 1997 by the AIP, and in fiscal year 1995 the Company adopted the SIP in order to ensure that future awards will continue to be deductible in light of Code Section 162(m).

    The Compensation Committee believes that the AIP and the SIP permit the Company to pay or make an award to a Covered Employee and deduct the compensation in excess of $1,000,000 from its federal income taxes in accordance with Section 162(m) of the Code. It is the intent of the Compensation Committee that the AIP, the SIP and certain awards thereunder satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m).

    It is the Compensation Committee's policy to administer executive compensation such that compensation is a deductible expense as defined above, except where, in its judgment, the interests of the Company and its shareholders are better served by a different approach. A participant who is or may be a Covered Employee may receive an award under the AIP or the SIP or other compensation that does not qualify as a Code Section 162(m) Award (as defined in the AIP), in which case such award or other compensation may result in compensation that is not deductible by the Company for federal income tax purposes.

SUMMARY

    The Compensation Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the health care industry. The Compensation Committee recognizes its responsibility to the Company's shareholders and intends to continue to establish and implement compensation policies that are consistent with competitive practice, are based on the Company's and the executives' performance and permit the Company to attract, motivate and retain executives who will lead the Company in providing quality health care to its patients, competitive returns for its shareholders and challenging employment opportunities for its employees.

    This Report has been provided by the Compensation and Stock Option Committee of the Board of Directors of the Company.

BERNICE BRATTER (Chair)

MAURICE J. DEWALD

HON. LESTER B. KORN

                         COMMON STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative, five-year total return for Tenet's common stock compared to three indices. Each of the indices is capitalization-weighted and includes Tenet. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 33 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, the Company believes it has become less useful than the Hospital Management Index included below. The Hospital Management Index was compiled by Tenet and consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: Columbia HCA Healthcare Corp. (COL), Health Management Associates, Inc. (HMA),Quorum Health Group, Inc. (QHGI), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

    Performance data assumes that $100.00 was invested on May 31, 1994, in Tenet common stock and each of the indices. The data assumes the reinvestment of all cash dividends, and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             TENET      HOSPITAL MANAGEMENT INDEX     S&P HEALTHCARE INDEX     S&P 500 INDEX
May-94       $100.00                        $100.00                  $100.00           $100.00
May-95       $101.53                        $103.65                  $133.52           $120.19
May-96       $131.30                        $140.70                  $190.46           $154.38
May-97       $167.94                        $157.77                  $262.40           $199.79
May-98       $213.74                        $171.29                  $366.79           $261.10
May-99       $149.62                        $125.37                  $429.21           $316.01

                             EMPLOYMENT AGREEMENTS

MR. BARBAKOW

    Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The 1993 Correspondence set an initial base salary and provides that he will be entitled to participate in the Company's AIP, Long Term Incentive Plan (which no longer is in effect), pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

    The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under
Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one point less than the prime rate.

MR. FETTER

    Mr. Fetter was elected Chief Financial Officer in March 1996 and was elected to the additional office of Chief Corporate Officer in January 1999. Mr. Fetter does not have a formal employment agreement, but the terms of his present employment are set forth in a letter dated January 13, 1999, which sets out Mr. Fetter's initial base salary for his present position ($550,000) and his participation in the Company's AIP, pension and other benefit plans. In addition, Mr. Fetter is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Mr. Fetter will be entitled to severance benefits of two years' salary and benefits continuation (excluding AIP) if his employment is terminated by the Company without cause within three years from the date of his appointment to the position of Chief Corporate Officer. In addition, Mr. Fetter may voluntarily terminate his employment and receive those same benefits if, within the same three-year period, Mr. Barbakow ceases to be Chairman and Chief Executive Officer of the Company.

MR. MACKEY

    Mr. Mackey was elected Chief Operating Officer in January 1999. Mr. Mackey does not have a formal employment agreement, but the terms of his present employment are set forth in a letter dated January 13, 1999, which sets out Mr. Mackey's initial base salary for his present position ($550,000) and his participation in the Company's AIP, pension and other benefit plans. In addition, Mr. Mackey is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Mr. Mackey will be entitled to severance benefits of two years' salary and benefits continuation (excluding AIP) if his employment is terminated by the Company without cause within three years from the date of his appointment to the position of Chief Operating Officer. In addition, Mr. Mackey may voluntarily terminate his employment and receive those same benefits if, within the same three-year period, Mr. Barbakow ceases to be Chairman and Chief Executive Officer of the Company.

MR. SCHOCHET

    Mr. Schochet was elected Vice Chairman on February 23, 1999. Mr. Schochet does not have a formal employment agreement, but the terms of his present employment are set forth in a letter dated January 23, 1999, which provides for the continuation of Mr. Schochet's compensation and benefit arrangements. Mr. Schochet is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Mr. Schochet will be entitled to severance benefits of two years' salary and benefits continuation (excluding AIP) if his employment is terminated by the Company without cause within three years from the date of his appointment to the position of Vice Chairman. In addition, Mr. Schochet may voluntarily terminate his employment and receive those same benefits if, within the same three-year period, Mr. Barbakow ceases to be Chairman and Chief Executive Officer of the Company.

MR. FOCHT

    Mr. Focht retired from his position as President and Chief Operating Officer of the Company effective May 31, 1999. Mr. Focht will remain an employee of the Company until December 31, 1999. The Company and Mr. Focht have entered into a Consulting and Non-Compete Agreement (the "Consulting Agreement"), effective January 1, 2000. Under the terms of the Consulting Agreement, which is effective for three years beginning January 1, 2000, Mr. Focht will provide consulting services in connection with any matter with which he previously had experience at the Company or that otherwise is within his area of expertise or experience. As compensation for such services, and for holding himself available to provide such services, Mr. Focht will receive a monthly gross fee of $43,666 plus reimbursement for all reasonable expenses incurred at the Company's request.

    Mr. Focht will continue to serve on the Company's Board of Directors following his retirement. During the period that the Consulting Agreement is in effect, Mr. Focht will not receive any fees or be eligible for any benefits otherwise available to nonemployee directors. In addition, during the period that the Consulting Agreement is in effect, Mr. Focht has agreed not to provide any services to any entity that competes with Tenet.

SEVERANCE PROTECTION PLAN FOR EXECUTIVE OFFICERS

    In order to strengthen the Company's ability to attract, motivate and retain employees of training, experience and ability in light of the continuing consolidation within the health care industry, the Company adopted a Severance Protection Plan (the "Plan"), in which each of the named executive officers is a Participant (as defined below). Under the terms of the Plan, upon the occurrence of a Change of Control (as defined below) of the Company, all then unvested stock options held by each Participant (as defined below) in the Plan will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause

(as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the sum of the Participant's then-current base salary plus the Participant's target award for the then-current fiscal year under the Company's Annual Incentive Plan ("AIP"); provided that such payment shall be less any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional prorated award (the "Pro Rata Bonus") under the AIP for the then-current fiscal year calculated by multiplying (x) the number of months including partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant's target award for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company's (or its successor's) health care plan until the Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index).

    The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code, when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to two hundred and ninety-nine percent (299 percent) of the Participant's "base amount" as that term is defined in Section 280G of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

    For purposes of the Plan, the following terms have the following meanings:

        (A) A "Participant" is any individual designated as a participant in the Plan by the Compensation and Stock Option Committee of the Board of Directors of the Company.

        (B) "Cause" shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

        (C) A "Change in Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20 percent or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

        (D) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (E) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

        (F) "Voting Stock" with respect to a corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

        (G) A voluntary termination for "Good Reason" shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant's annual base salary; (iii) a material reduction in the Participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location.

RELOCATION SEVERANCE AGREEMENTS

    In order to induce him to remain with the Company and relocate in connection with the relocation of the Company's corporate headquarters, Mr. Fetter is entitled to certain benefits under an agreement related to the fiscal year 1996 relocation of the Company's headquarters. If Mr. Fetter's employment is involuntarily terminated other than for "cause" (as defined below), (i) he will receive 24 months of salary and benefits continuation along with reemployment assistance, (ii) any stock options that have been granted to him and have vested prior to such termination or during any period of salary continuation will continue to be exercisable up until ninety (90) days after the end of the salary continuation period, unless by their terms the options expire sooner, (iii) he may elect to have the Company move him back to the location of his residence prior to his having relocated, and (iv) if he elects to move back, the Company will assist with the sale of his new home. If Mr. Fetter is involuntarily terminated as a result of a Change of Control (as defined in the Severance Protection Plan discussed above) of the Company, he will not be eligible for the 24 months of salary and benefits continuation discussed under item (i) above to the extent that he receives a lump-sum payment under the Severance Protection Plan discussed above. No termination benefits will be payable to Mr. Fetter if he voluntarily terminates his employment or his employment is terminated for cause.

    As used in the relocation agreement, the term "cause" includes, but is not limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform his duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet's human resources or other policies, or any material breach of the agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered "cause" so long as the employee has devoted his best and good-faith efforts and full attention to the achievement of those business objectives.

    In order to induce him to relocate to the Company's corporate headquarters, Mr. Mackey was also offered relocation severance benefits. If Mr. Mackey ceases to be employed as Chief Operating Officer of the Company within three years following his appointment to that position, the Company will pay the costs of his relocation from Santa Barbara to a destination as far away as San Diego, and will guaranty the resale of his Santa Barbara home at cost plus documented capital improvements.

                      SHARES OWNED BY CERTAIN SHAREHOLDERS

    As shown in the table below, as of June 30, 1999, five entities each owned more than five percent of the Company's outstanding common stock. No other entity or person is known by the Company to beneficially own more than 5 percent of its outstanding common stock.

                                                          AMOUNT AND NATURE OF
NAME AND ADDRESS                                          BENEFICIAL OWNERSHIP         PERCENT OF CLASS
--------------------------------------------------  ---------------------------------  -----------------
FMR Corp..........................................  21,610,706 shares held directly             6.95%
  82 Devonshire Street
  Boston, MA 02109

PIMCO Advisors....................................  19,818,105 shares held directly             6.37%
  600 Newport Center Drive
  Newport Beach, CA 92600

Prudential Insurance Co. of America...............  19,333,630 shares held directly             6.22%
  751 Broad Street
  Newark, N.J. 07102

Putnam Investments................................  16,792,626 shares held directly             5.40%
  One Post Office Square
  Boston, MA 02109

Wellington Management Company.....................  16,503,600 shares held directly             5.31%
  75 State Street
  Boston, MA 02109

2. AMENDMENT OF THE SECOND AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE
  PLAN

    The Second Amended and Restated 1995 Employee Stock Purchase Plan provides employees of the Company the opportunity to purchase the Company's stock at a discount. The 1995 Employee Stock Purchase Plan (as amended from time to time, the "Plan") was approved by the Board on August 11, 1995, and by the Company's shareholders on September 27, 1995.

    On July 30, 1997, the Board of the Company approved the First Amendment to the 1995 Employee Stock Purchase Plan (the "First Amendment"), which was approved by the Company's shareholders on October 1, 1997, and which increased the maximum number of shares of Common Stock available for purchase under the Plan from 2,000,000 shares to 5,000,000 shares.

    On December 3, 1997, the Board approved the Second Amendment to the 1995 Employee Stock Purchase Plan (the "Second Amendment"). Shareholder approval was not required for the Second Amendment, which clarified the definition of "Covered Compensation."

    During the four quarters ended June 30, 1999, 1,138,402 shares were purchased by employees under the Plan. As of July 1, 1999, 2,294,500 shares remained available for purchase under the Plan.

    On July 28, 1999, the Board voted to amend the Plan to increase the number of shares available for purchase by 4,500,000 (the "Third Amendment"). If the Third Amendment is approved by the Company's shareholders, there will be approximately 6,794,500 shares of Tenet stock remaining available for purchase by employees under the Plan.

    The purpose of the Plan is to enhance shareholder value and promote the attainment of significant business objectives of the Company by allowing employees to purchase the Company's stock at a discount, thereby giving the employees an interest in common with that of the shareholders.

    The primary features of the Plan are summarized below. The summary is qualified by, and subject to, the provisions of the Plan (as amended by the Third Amendment), a copy of which is attached as APPENDIX A and should be referred to for a complete statement of the terms of the Plan.

ADMINISTRATION

    The Plan is administered by the Compensation Committee, which is composed of nonemployee directors who are not eligible to participate in the Plan.

ELIGIBILITY

    Any employee of the Company or any subsidiary designated by the Committee who customarily works at least 20 hours per week and six months per year is eligible to participate in the Plan after having worked for the Company for six months. Approximately 100,722 employees currently are eligible to participate in the Plan. Nonemployee directors of the Company are not eligible to participate in the Plan.

OPERATION OF THE PLAN

    Each employee eligible to participate in the Plan will be granted an option to contribute between one and ten percent of the employee's compensation towards the purchase of the Company's common stock at a purchase price for each three-month purchase period (a "Purchase Period") equal to the lower of (x) 85 percent of the fair market value of a share of the Company's common stock on the first day of the Purchase Period, and (y) 85 percent of the fair market value of a share of the Company's common stock on the last day of the Purchase Period. Fair market value is defined in the Plan as the closing price of the Company's common stock on the relevant date. The amount to be contributed by a participant will be deducted from each paycheck, held for the participant during a Purchase Period and applied towards the purchase of the Company's common stock as soon as practicable after the last day of the Purchase Period. Unless otherwise determined by the Compensation Committee, amounts held for a participant during a Purchase Period will not bear interest. A participant may change the percentage of his or her compensation to be contributed for any given purchase period prior to the beginning of that period and may elect not to participate with respect to one or more plan periods, but then must wait until the next calendar year before participating again. In addition, participants who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and who choose to withdraw from participation in the Plan must wait at least six months after withdrawing before electing to participate again in the Plan. The Company will bear the costs of administration of the Plan, including any fees, costs and expenses relating to the purchase of shares. The employee will be responsible for all fees, costs and expenses due upon the sale of any shares purchased under the Plan. No fractional shares will be purchased under the Plan. Amounts that otherwise would have been applied to the purchase of fractional shares will continue to be held for the participant and be applied towards the purchase of shares on the last day of the next Purchase Period.

RESTRICTIONS ON PURCHASE

    No employee will have the right to purchase stock under the Plan if (a) immediately after acquiring the right to purchase stock the employee would own five percent (5 percent) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary (taking into account all stock the ownership of which would be attributable to the employee under applicable provisions of the Code), (b) such right would permit the employee's right to purchase stock under the Plan and any other stock purchase plans of the Company and its subsidiaries in effect from time to time to exceed $25,000 of fair market value of such stock (determined as of the first day of each Purchase Period) for each calendar year, or (c) such right which would permit the employee to purchase more than 4,000 shares (or such other number of shares as may be determined in advance for any Purchase Period by the Compensation Committee) of common stock in any Purchase Period.

NUMBER OF SHARES AVAILABLE

    Upon approval of the Amendment, the number of shares remaining available for purchase under the Plan (not taking into account any purchases made with respect to the quarter ending September 30, 1999) would be approximately 6,794,500. Such shares may be treasury shares, shares purchased on the open market, newly issued shares reserved for issuance under the Plan or any combination thereof. Shares purchased for a participant will be held for the participant unless a participant requests that a certificate be issued for such shares. The participant will have the right to vote shares held for the participant's account. Any cash dividends paid with respect to shares of stock held for the account of a participant will be, as determined by the Compensation Committee on a uniform basis for all participants, either (i) distributed to the participant, or (ii) credited to the participant's account and used to purchase additional shares of stock under the Plan at the end of the next Purchase Period.

TERMINATION OF EMPLOYMENT

    Upon a participant's termination of employment, all contributions to the participant's account will cease and the participant will receive the cash balance remaining in the participant's account and may request a certificate or certificates evidencing the stock purchased by the participant. If a participant shall retire, become permanently disabled or die, contributions to the participant's account will cease and the participant or the participant's representative may elect to withdraw the remaining cash balance or to have the remaining cash balance applied to the purchase of stock on the last day of the Purchase Period.

BASIC FEDERAL TAX CONSEQUENCES

    No federal income tax will be recognized by the participant upon the grant of the option to purchase stock or upon the purchase of the stock under the Plan. If a participant disposes of stock purchased under the Plan within two years from the first day of the Purchase Period during which such stock was purchased, at the time of disposition the participant will recognize (a) ordinary income equal to the fair market value of the stock on the day it was purchased less the amount paid for the shares, and (b) a capital gain or loss equal to the difference between the participant's basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph
(a) above) and the amount realized upon the disposition of the stock. If the participant holds the stock for more than 12 months, the capital gain or loss will be a long-term capital gain or loss. The Company generally will be entitled to a deduction in the amount of the ordinary income on which the participant is taxed under subparagraph (a) above. A participant must notify the Company if the participant disposes of any stock purchased under the Plan within two years from the first day of the Purchase Period during which such stock was purchased.

    If a participant disposes of stock purchased under the Plan more than two years from the first day of the Purchase Period during which such stock was purchased, at the time of the disposition the participant will recognize ordinary income equal to the lesser of (x) the excess of the fair market value of the stock on the date of disposition over the amount paid for such stock, and
(y) 15 percent of the fair market value of such stock at the beginning of the Purchase Period in which the stock was purchased. In addition, the participant will recognize a long-term capital gain or loss equal to the difference between the participant's basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (x) above) and the amount realized upon the disposition of the stock. The Company will not be entitled to any deduction.

AMENDMENT OR TERMINATION OF THE PLAN

    The Board at any time may amend, suspend or discontinue the Plan, in whole or in part.

NEW PLAN BENEFITS

    It is not possible at this time to determine the dollar value of benefits available under the Plan for fiscal year 2000 because neither the participation level for the employees nor the Company's stock price is known at this time. For informational purposes, the table below sets forth the aggregate dollar values of the excess of the fair market values of the stock on the last day of each Purchase Period over the purchase price paid for the stock purchased during fiscal 1999 by the named executive officers, all current executive officers as a group (the "Executive Group"), all current directors who are not executive officers as a group (the "Non-Executive Director Group") and all employees, including all current officers who are not executive officers, as a group (the "Employee Group") under the Plan.

         SECOND AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

                                                                         DOLLAR
NAME                                                                      VALUE
---------------------------------------------------------------------  -----------
Barbakow(1)..........................................................            0
Focht(1).............................................................            0
Fetter...............................................................  $     4,126
Mackey(1)............................................................            0
Schochet.............................................................  $     3,750
Executive Group......................................................  $     7,876
Non-Executive Director Group(2)......................................            0
Employee Group.......................................................  $ 3,943,241

------------------------

(1) Did not participate in the Plan during fiscal 1999.

(2) Nonemployee directors are not, and will continue not to be, eligible to participate in the Plan.

    Approval of this proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided a quorum is present. Abstentions and broker nonvotes will not be counted. If the shareholders do not approve the Amendment, the Plan as amended by the First and Second Amendments will remain in effect.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE THIRD AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

3. SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS

SHAREHOLDER PROPOSAL

    Central Pension Fund of the International Union of Operating Engineers and Participation Employers, 4115 Chesapeake Street, N.W., Washington, D.D., 20016-4665, beneficial owner of 143,677 share of Tenet common stock, has proposed the adoption of the following resolution:

    BE IT RESOLVED that the stockholders of Tenet Healthcare Corporation ("Company") urge the Board of Directors to take the necessary steps, in compliance with Nevada state law, to provide for the annual election of each member of the Company's Board of Directors. The transition from the current structure of three classes of directors, each class being elected to a three-year term, to a declassified Board, where each director stands for election each year, shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

    At the 1998 annual meeting of shareholders of Tenet Healthcare Corporation, a proposal to declassify the Board of Directors, similar to the proposal stated above, was approved by an overwhelming majority of shareholders of the Company. Over 187.5 million shares, representing over 72 percent of the votes cast on the proposal, were voted in support of the proposal. The approval of the proposal itself did not declassify the Board, but served as a recommendation to the Board to take the necessary steps to end the staggered system of electing directors. Since the passage of the proposal on October 7, 1998, the Board has ignored the expressed wishes of the shareholders and taken no action to declassify the Board.

    This direct disregard of the clearly expressed wishes of a majority of the shareholders of the Company by the Board of Directors is itself evidence of the torpor encouraged by the continuation of policies such as a classified Board and a lack of confidential voting of proxies. Such policies protect the incumbency of the Board of Directors and current management, and insulate both (as demonstrated by their inaction) from accountability to shareholders.

    Shareholders deserve the opportunity to vote on each director annually rather than once every three years. Any concerns that the annual election of all directors could leave our Company without experienced Board members in the event that all incumbents are voted out are unjustified. In the event that the shareholders voted to replace the entire Board, such action would reflect the discretion and will of the shareholders, and their judgment of the relative value of the incumbents' experience.

    These protective measures for incumbent directors and executives are unnecessary, reduce management accountability to shareholders and may negatively impact financial performance.

STATEMENT OF BOARD IN OPPOSITION TO SHAREHOLDER PROPOSAL

    A proposal similar to that set forth above was submitted to the Company's shareholders at the 1998 Annual Meeting of Shareholders and a majority of the shareholders voting on the proposal voted in favor of the proposal. The Board is aware that many shareholders feel that a classified Board may deter an acquisition of the Company and that many shareholders have a policy of voting in favor of any shareholder proposal that has the effect of reducing perceived barriers to acquisitions. In fact, contrary to the assertions set forth in the Supporting Statement, however, the Board has been working diligently to assess the impact of declassification on the Company and whether declassifying the Board would be in the best interests of all of the Company's shareholders.

    Following the approval of the proposal at the 1998 Annual Meeting of Shareholders, the Board appointed the Shareholder Proposals Committee to evaluate the pros and cons of declassifying the Board and to report back to the Board with its findings. Since January 1999, that Committee has met four times with outside legal counsel with expertise concerning the election of boards of directors and the protection of all shareholders and has spent many hours reviewing materials prepared by such counsel, all with the purpose of making an informed recommendation to the Board concerning what action would be in the best interests of all of the Company's shareholders.

    As a result of its extensive examination of the pros and cons and the benefits to the Company's shareholders of maintaining a classified Board, the Committee reported to the Board that a classified Board provides important benefits to both the Company and its shareholders. Based on the report of the Committee and on its independent judgment following a detailed examination of the pros and cons of maintaining a classified Board, the Board determined that maintaining the classified Board is in the best interests of the Company and its shareholders. As part of their deliberative processes, both the Committee and the Board thoroughly considered all of the arguments raised by the proponents of the shareholder proposal to declassify the Board.

    The Board is divided into three classes, with approximately one-third of the directors elected each year for a three-year term. Provisions governing this arrangement are set forth in the Company's Articles of Incorporation and Bylaws and have been approved by the Company's shareholders.

    Because approximately two-thirds of the directors remain in office each year, a classified Board helps provide continuity and consistency of business strategy and policy by ensuring that the Company will continue to have experienced individuals, familiar with the Company's business and affairs, serving on its Board. That continuity also makes it easier for the Board to adopt and implement multiyear strategic decisions.

    The Board also believes that staggering the terms of its directors affords the Company valuable protection against an unsolicited or unfriendly proposal to take over the Company. One benefit of having a classified Board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. Because at least two annual shareholders meetings generally will be required to effect a change in control of the Board, the classified system gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified Board will not, in fact, prevent a person from accomplishing an hostile acquisition. A person seeking to take control of the Company will be able to do so notwithstanding the existence of the classified Board.

    If approved by the shareholders, the proposal would not in itself declassify the Board. Instead, it would serve as a recommendation to the Board to take necessary steps to end the staggered system of electing directors. To declassify the Board, it would be necessary for the Board and the shareholders to amend the relevant provisions of the Company's Articles of Incorporation and for the Board or the shareholders to amend the relevant provisions of the Company's Bylaws. The affirmative vote of a majority of the Board and a majority of the outstanding shares of the Company's common stock would be required to approve those amendments.

    For the reasons set forth above, the Board opposes the foregoing proposal.

SHAREHOLDER APPROVAL

    Approval of the foregoing proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided a quorum is present. Unless marked to the contrary, proxies will be voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS.

4. SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLANS

SHAREHOLDER PROPOSAL

    Plumbers & Pipefitters National Pension Fund, 103 Oronoco Street, Alexandria, VA 22314-2015, beneficial owner of 24,000 shares of Tenet common stock, has proposed the adoption of the following resolution:

    RESOLVED, that the shareholders of Tenet Healthcare Corporation request the Board of Directors to refrain from adopting any future shareholder rights plan, rights agreement or other device commonly known as a poison pill, without the prior approval of the stockholders at an annual or special meeting, and to take whatever steps are necessary to redeem or terminate any such plan, agreement or device which may be in effect at the adoption of this resolution.

SUPPORTING STATEMENT

    A poison pill is an antitakeover device which effectively prevents a change in control of a company without the approval of the Board of Directors. It forces potential acquirers to negotiate with management instead of making an offer directly to the stockholders.

    The stockholders, who own the company, should have the right to decide what is a fair price for their holdings. The directors and management personnel, who serve as our agents, should not usurp that right. In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of stockholders. Stockholders should have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

    According to the Investor Responsibility Research Center, stockholder proposals like this one have been averaging more than 50 percent of the votes cast during 1996, 1997 and 1998. Furthermore, a number of companies have voluntarily decided to redeem or allow votes on poison pills.

STATEMENT OF BOARD IN OPPOSITION TO SHAREHOLDER PROPOSAL

    The Company appreciates the arguments raised by the proponents, but nevertheless opposes the shareholder proposal. In fact, the Board welcomes the opportunity to share its views on the importance of the 1998 Shareholder Rights Plan (the "Rights Plan") with its shareholders, who have never before considered this matter.

    The shareholder rights plan adopted by the Company in December 1988 expired in December 1998. Prior to the expiration of that plan, the Board examined the pros and cons of adopting a new shareholder rights plan. As part of its evaluation process, the Board consulted with various parties, including outside legal counsel with expertise in the area of shareholder rights plans. Among the arguments considered by the Board were those raised by the proponents. After carefully considering the pros and cons, including information indicating that acquired companies with shareholder rights plans have received higher premiums than companies without shareholder rights plans, the Board voted to adopt the Rights Plan.

    The Rights Plan encourages potential acquirers to negotiate in good faith directly with the Board (eight of ten members of which are independent outside directors), which, with its unique information concerning the long-term prospects for the Company and its shareholders, is in the best position to evaluate the adequacy and fairness of proposed offers, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. The Rights Plan also enhances the likelihood that shareholders will receive the highest possible bid from a potential acquirer.

    The Rights Plan is designed to protect shareholders against potential abuses during the takeover process. Such abuses may include "creeping" acquisitions of the Company's stock in the open market, hostile takeover offers made at less than full and fair price, partial and two-tiered tender offers that discriminate among shareholders and other abusive practices that can be used to deprive all shareholders of the ability to get a full and fair price for their shares.

    The Rights Plan is not intended to, and will not, prevent a takeover on terms determined by the Board to be fair and equitable to all shareholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all shareholders, the Rights Plan provides that the Board may redeem the rights.

    To be approved, the shareholder proposal requires the approval of holders of a majority of the shares voting at the Annual Meeting. Because the proposal is only a request, however, its approval would not effectuate the changes it references. The Board must approve the redemption of the existing rights under the Rights Plan.

    For the reasons set forth above, the Board opposes the foregoing proposal.

SHAREHOLDER APPROVAL

    Approval of the foregoing proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided a quorum is present. Unless marked to the contrary, proxies will be voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE COMPANY'S SHAREHOLDERS RIGHTS PLAN.

5.  RATIFICATION OF SELECTION OF AUDITORS

SELECTION OF INDEPENDENT AUDITORS

    On the recommendation of the Audit Committee, the Board has selected KPMG LLP to serve as independent auditors for the fiscal year ending May 31, 2000. KPMG LLP is familiar with the operations of the Company and together with its predecessor organizations have been the Company's auditors since the Company's inception. The Audit Committee of the Board is satisfied with KPMG LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

    KPMG LLP expects their representatives to attend the meeting to make a statement should they so desire and to respond to questions where appropriate.

SHAREHOLDER APPROVAL

    Ratification of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the ratification of the selection of KPMG LLP as the Company's auditors. Abstentions will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Board.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S AUDITORS.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Any proposals by security holders intended to be presented at the next annual meeting and included in the proxy statement and form of proxy relating to that meeting must be received by the Company by May 4, 2000.

    Proposals not received by May 4, 2000, will not be included in the fiscal year 2000 proxy materials, but may be brought before the fiscal year 2000 annual meeting if written notice thereof is received by the Company no later than July 8, 2000. Such notice must comply with the requirements of Section 1.10 of the Company's Bylaws.

    Proposals that do not comply with the foregoing requirements may not be presented at the annual meeting.

                                 MISCELLANEOUS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities (collectively, the Reporting Persons) to file certain reports on Forms 3, 4 and/or 5 describing ownership and changes in ownership in the Company's registered equity securities. Based solely on a review of the Forms 3, 4 and 5 furnished to the Company during and with respect to fiscal year 1999, and written representations from the Reporting Persons that no Forms 3, 4 and 5 were required, the Company believes that all filings required by Section 16(a) of the Exchange Act were made in a timely fashion.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Paul J. Russell, Senior Vice President, Investor Relations, Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California, 93105, or by telephoning Tenet Investor Relations at (805) 563-6868.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          Richard B. Silver

                                          SECRETARY

SANTA BARBARA, CALIFORNIA

AUGUST 27, 1999

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                                   APPENDIX A

                          TENET HEALTHCARE CORPORATION
                           THIRD AMENDED AND RESTATED
                       1995 EMPLOYEE STOCK PURCHASE PLAN
                                   ARTICLE I
                            PURPOSE AND COMMENCEMENT

    1.01 PURPOSE. The purpose of the Plan is to provide the employees of the Company and its Subsidiaries with added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of Common Stock of the Company at prices less than the current market price thereof. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and shall be interpreted and construed in accordance with such purpose.

    1.02 COMMENCEMENT. The Plan shall become effective on such date as may be specified by the Board of Directors, which, absent a resolution of the Board of Directors to the contrary, shall be as set forth in Section 2.01(p) hereof; PROVIDED, HOWEVER, that in no event shall the Plan become effective unless within 12 months of the date of its adoption by the Board of Directors it has been approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock at a duly called meeting of the shareholders of the Company.

                                   ARTICLE II
                                  DEFINITIONS

    2.01 DEFINITIONS. As used in the Plan, the following terms and phrases shall have the following meanings:

        (a) "Board of Directors" shall mean the Board of Directors of the Company.

        (b) "Closing Market Price" shall mean (i) if the Common Stock is traded on a national securities exchange, the Closing Market Price shall be the closing price reported by the applicable composite transactions report on the date of any determination or, if the Common Stock is not traded on such date, the closing price so reported on the next following date on which the Common Stock is traded on such exchange, or (ii) if the foregoing provision is inapplicable, the Closing Market Price shall be determined by the Committee in good faith on such basis as it deems appropriate.

        (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (d) "Commencement Date" shall mean the first day of a Plan Quarter.

        (e) "Committee" shall mean the Compensation and Stock Option Committee of the Board of Directors, or such other committee of the Board of Directors designated by the Board of Directors for purposes of administering the Plan.

        (f) "Common Stock" means the common stock of the Company, par value $0.075 per share.

        (g) "Company" shall mean Tenet Healthcare Corporation, a Nevada corporation.

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        (h) "Contribution Account" shall mean the account established on behalf of a Participant pursuant to Article IV hereof to which shall be credited his or her Participant Contributions.

        (i) "Contribution Rate" shall be a percentage of a Participant's Covered Compensation during each payroll period designated by each Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.03 hereof.

        (j)  "Covered Compensation" shall mean:

              (i) The entire amount paid to an Employee by a Sponsoring Employer for the performance of duties including salaries, wages paid on an hourly or other time basis, commissions and cash bonuses, but shall not include Christmas gifts, insurance premiums and other imputed income, pensions, retirement benefits, stock bonuses, stock options, stock appreciation rights, prizes or awards (such terms to include, but not be limited to, amounts redeemed by an Employee from rideshare points, either in cash or in merchandise purchased by the Employee with such points) or, in the case of an Employee working outside of the United States, amounts in excess of the Employee's base pay intended to reimburse the Employee for the higher cost of living outside of the United States, such as foreign service premiums or hardship allowances;

             (ii) The entire amount paid to an Employee by a Sponsoring Employer on account of a period of time during which no duties are performed, including salaries, wages paid on an hourly or other time basis, commissions, cash bonuses and salary or wage continuation paid during vacation, holiday, illness, jury duty, military duty or leave of absence, but shall not include (A) an payments made or due under a plan maintained solely for the purpose of complying with workmen's compensation or unemployment compensation or disability insurance laws, (B) any payment which solely reimburses the Employee for expenses incurred by the Employee, (C) any payments made to the Employee as severance pay or as salary or wage continuation paid during layoff, or (D) imputed income; and

             (iii) For purposes of Subparagraphs (i) and (ii) above, "Covered Compensation" for any Plan Quarter shall also include amounts described in Subparagraph (i) and (ii) which are deferred by a Participant under the Tenet Healthcare Corporation Retirement Savings Plan, as amended, in accordance with Section 401(k) of the Code or under a "cafeteria plan" maintained by the Company or a subsidiary in accordance with Section 125 of the Code.

        (k) "Employee" shall mean each employee of a Sponsoring Employer whose customary employment is at least twenty (20) hours a week and more than six months in a calendar year. For purposes of the Plan, "employment" shall be determined in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

        (l) "Participant" shall mean any Employee of a Sponsoring Employer who has met the conditions and provisions for becoming a Participant set forth in Article III hereof.

        (m) "Participant Contributions" shall be the aggregate dollars actually contributed by each Participant to his or her Contribution Account.

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        (n) "Permanent Disability" shall mean an illness, injury or other physical or mental condition continuing for at least 180 consecutive days which results in an Employee's inability to provide in all material respects the duties theretofore performed in his or her capacity as an Employee of a Sponsoring Employer.

        (o) "Plan" shall mean the Second Amended and Restated 1995 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

        (p) "Plan Quarter" shall mean each calendar quarter. The first Plan Quarter shall be the Plan Quarter commencing on January 1, 1996, and ending on March 31, 1996, or such later Plan Quarter as may be determined by the Committee.

        (q) "Purchase Date" shall mean the last business day of a Plan Quarter on which the Common Stock publicly trades.

        (r) "Purchase Price" shall mean the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, as determined under
    Section 4.02 hereof.

        (s) "Request for Participation" shall mean such form as shall be approved by the Committee for distribution to Employees in connection with participation in the Plan.

        (t) "Sponsoring Employers" shall mean the Company and each Subsidiary that has been designated by the Committee as a Sponsoring Employer under the Plan.

        (u) "Subsidiary" shall mean a subsidiary of the Company which is treated as a subsidiary corporation under Section 424(f) of the Code.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

    3.01 ELIGIBILITY. Each Employee shall become eligible to be a Participant of the Plan and may participate therein as of the Commencement Date of a Plan Quarter if such Employee has been an Employee for at least six months prior to such Commencement Date.

    3.02 LIMITATIONS. Notwithstanding anything to the contrary contained in the Plan, no right to purchase Common Stock shall accrue under the Plan in favor of any person who is not an Employee eligible to participate in the Plan under
Section 3.01 hereof, and no Employee shall acquire the right to purchase shares of Common Stock (i) if immediately after receiving such right to purchase Common Stock, such Employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under Section 424(d) of the Code, (ii) which would permit such Employee's right to purchase stock under all employee stock purchase plans (to which Section 423 of the Code applies) of the Company and its Subsidiaries, as those plans are in effect from time to time, to accrue at a rate which exceeds $25,000 of fair market value of such stock (as determined as each Commencement Date) for each calendar year, all as specified in the manner provided by Section 423(b)(8) of the Code, or (iii) which would permit such Employee the right to purchase more than 4,000 shares (or such other number as may be determined in advance for any Purchase Period by the Committee) of Common Stock in any Purchase Period.

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    3.03  PARTICIPATION.

    (a) Each Employee eligible to be a Participant and participate in the Plan shall be furnished a summary of the Plan and a Request for Participation by such Employee's Sponsoring Employer. If an Employee elects to participate hereunder, such Employee shall complete such form and file it with his or her Sponsoring Employer not later than 15 days prior to a Commencement Date of a Plan Quarter. The completed Request for Participation shall indicate the Participant Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the Plan during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee.

    (b) On his or her Request for Participation, an Employee must authorize his or her Sponsoring Employer to deduct through a payroll deduction the amount of such Employee's Participant Contribution. The payroll deduction specified in a Request for Participation for each payroll period shall be at a Participant Contribution Rate no less than 1% and no more than 10% of such Employee's Covered Compensation during such payroll period paid to him or her by his or her Sponsoring Employer. Such deductions shall begin as of the first pay period ending after the Commencement Date of a Plan Quarter. Participant Contributions will not be permitted to begin at any time other than immediately after the Commencement Date of a Plan Quarter. No interest shall accrue to Participants on any amounts withheld under the Plan, unless and until the Committee shall approve such accrual of interest on terms that it shall specify and apply on a uniform basis as to all Participants.

    (c) The Participant's Contribution Rate, once established, shall remain in effect for all Plan Quarters unless changed by the Participant in writing delivered to such Participant's Sponsoring Employer and filed with such Sponsoring Employer at least 15 days prior to the Commencement Date of the next Plan Quarter. A Participant's Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the 15-day period prior to the Commencement Date of such Plan Quarter.

    (d) A Participant may notify his or her Sponsoring Employer of such Participant's desire to discontinue his or her Participant Contributions by delivering to his or her Sponsoring Employer written notice on such forms as may be provided by the Company or such Participant's Sponsoring Employer at least 15 days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, there shall be refunded to such Participant as soon as practicable the entire cash balance in his or her Contribution Account. If a Participant determines to discontinue his or her Participant Contributions pursuant to this Section 3.05(d), (i) such Participant shall be terminated from the Plan effective upon the date of receipt of such Participant's notice to his or her Sponsoring Employer and (ii) such Participant shall not be permitted to be a Participant in the Plan for the remainder of the calendar year in which such notice is received. In the event a Participant's payroll deductions are prevented by legal process, the Participant will be deemed to have terminated from the Plan.

    (e) By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution, if approved by the Committee in its discretion.

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    3.04  TERMINATION OF EMPLOYMENT.  Any Participant (i) whose employment by a
Sponsoring Employer is terminated for any reason (except death, retirement or Permanent Disability) or (ii) who shall cease to be an Employee under the Plan, in either case during a Plan Quarter, shall cease being a Participant as of the date of such termination of employment. Upon such termination of employment, there shall be refunded to such Participant as soon as practicable the entire cash balance in such Participant's Contribution Account.

    3.05  DEATH, RETIREMENT OR PERMANENT DISABILITY

    (a) If a Participant shall die during a Plan Quarter, no further Participant Contributions on behalf of the deceased Participant shall be made. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in said Participant's Contribution Account by notifying the deceased Participant's Sponsoring Employer in writing at least 15 days prior to the Purchase Date in respect of such Plan Quarter. In the event no election to withdraw has been made, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article IV hereof.

    (b) If, during a Plan Quarter, a Participant shall (i) retire or (ii) incur a Permanent Disability, no further contributions on behalf of the retired or disabled Participant shall be made. A retired or disabled Participant may elect to withdraw the balance in his or her Contribution Account by notifying the Sponsoring Employer in writing at least 15 days prior to the last day of the Plan Quarter. In the event no election to withdraw has been made, the balance accumulated in the retired or disabled Participant's Contribution Account shall be used to purchase shares of Common Stock in accordance with Article IV hereof. In the event a retired or disabled Participant shall die during the Plan Quarter of such Participant's retirement or disability and such Participant shall not have notified his or her Sponsoring Employer of his or her desire to withdraw his or her Contribution Account, the executor or administrator of such Participant's estate shall have all the rights provided pursuant to Section 3.05(a) hereof.

                                   ARTICLE IV
                            PURCHASE OF COMMON STOCK

    4.01  PURCHASE OF COMMON STOCK.

    (a) On each Purchase Date, each Participant's Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing (i) the Participant's Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter. Any amounts remaining in a Participant's Contribution Account after such Participant's purchase of Common Stock in respect of a Plan Quarter (representing amounts which would purchase only fractional shares) will remain in such Participant's Contribution Account to be used in the next Plan Quarter along with new Participant Contributions in such succeeding Plan Quarter.

    (b) If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the Plan by all Participants exceeds the number of shares authorized under the Plan, then each Participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan based on the balances in each Participant's Contribution Account as of the Purchase Date in respect of such Plan Quarter; PROVIDED, HOWEVER, that, in no event, shall any fractional shares of Common Stock be issued pursuant to the Plan or this Section 4.01(b) hereof.

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    (c) Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant shall be, as determined by the Committee on a uniform basis as to all Participants, either (i) distributed to the Participant or (ii) credited to the Participant's Contribution Account and used, in the same manner as payroll deductions, to purchase additional shares of Common Stock under the Plan on the next Purchase Date (subject to the limitations of Section
3.02 hereof).

    4.02 PURCHASE PRICE. For each Plan Quarter, the Purchase Price per share of Common Stock purchased pursuant to the Plan shall be the lesser of (a) 85% of the Closing Market Price on the Commencement Date of such Plan Quarter, and (b) 85% of the Closing Market Price on the Purchase Date of such Plan Quarter.

    4.03  NOTICE OF PURCHASE, STOCK CERTIFICATES, VOTING RIGHTS.

    (a) After the Purchase Date in respect of each Plan Quarter, a report will be made by the Company to each Participant stating the entries made to his or her Contribution Account, the number of shares of Common Stock purchased and the applicable Purchase Price.

    (b) Evidence of shares of Common Stock purchased under the Plan shall be maintained under the Plan for the account of each Participant and registered in the manner determined by the Committee. Certificates for the number of whole shares credited to a Participant's account under the Plan will be issued to a Participant at any time promptly upon written request to the Company; PROVIDED, HOWEVER, that the Company may, at its election, issue such certificates at such time or times as the Committee deems appropriate, including, without limitation, following an Employee's termination of employment with a Sponsoring Employer.

    (c) Shares of Common Stock held under the Plan for the account of each Participant shall be voted by the holder of record of such shares in accordance with the Participant's instructions.

    4.04 NOTIFICATION OF DISPOSITION OF STOCK. If a Participant or former Participant disposes of a share of Common Stock purchased under the Plan prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant shall notify his or her Sponsoring Employer immediately of such disposition in writing.

                                   ARTICLE V
                            MISCELLANEOUS PROVISIONS

    5.01  SHARES SUBJECT TO PLAN; ADJUSTMENTS.

    (a) The maximum number of shares of Common Stock which may be purchased under the Plan is 9,500,000, subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

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    (b) If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Section 5.01(a) hereof, subject in the case of certain corporate reorganizations to the requirements of Section 424(a) of the Code.

    5.02  ADMINISTRATION OF THE PLAN.

    (a) Pursuant to the direction of the Board of Directors, the Committee shall be responsible for the administration of the Plan. The Committee shall have the discretionary authority to interpret the Plan and determine all questions arising in the administration, application and operation of the Plan, including all questions of fact and all questions of interpretation of the provisions of the Plan. All such determinations by the Committee shall be conclusive and binding on all persons. The Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan, and may approve the forms of any documents or writings provided for in the Plan. The Committee shall have full discretionary authority to delegate ministerial functions of the Plan to employees of the Company. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

    (b) The Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants' stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

    (c) The Committee shall have the authority to adopt and enforce such special rules and restrictions under the Plan to be applicable to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee shall deem are necessary or appropriate to exempt certain Plan transactions from the requirements of such Section 16.

    (d) The Company shall bear the cost of administering the Plan, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the Plan. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the Plan.

    5.03  TERMINATION AND AMENDMENT OF THE PLAN.

    (a) The Company may, by action of the Board of Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the Plan under
Section 5.01 hereof, unless such number of shares shall be increased by the Board of Directors and such increase shall be approved by the shareholders of the Company. Upon termination of the Plan, as soon as practicable there shall be refunded to each Participant the entire cash balance in his or her Contribution Account, and there shall be forwarded to the Participants certificates for all shares of Common Stock held under the Plan for the account of Participants.

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    (b) The Board of Directors reserves the right to modify, alter or amend the
Plan at any time and from time to time to any extent that it may deem advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the Plan with Section 423 of the Code. Notwithstanding the foregoing, no amendment of the Plan shall operate to reduce any amounts previously allocated to a Participant's Contribution Account nor to reduce a Participant's rights with respect to shares of Common Stock previously purchased and held on his or behalf under the Plan. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable.

    5.04 GOVERNING LAW; COMPLIANCE WITH LAW. The Plan shall be construed in accordance with the laws of the State of Nevada. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

    5.05 NO ASSIGNMENT. The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the Plan shall be null and void for all purposes and respects.

    5.06 NO CONTRACT OF EMPLOYMENT. The Plan will not be deemed to constitute a contract between a Sponsoring Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in the Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Sponsoring Employer or to interfere with the right of a Sponsoring Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him or her as a Participant of the Plan.

    5.07 NO RIGHTS AS STOCKHOLDER. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Common Stock as herein provided.

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     YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY
SHARES! Please complete, date and sign the attached proxy card and return it in the accompanying postage-paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.









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                           TENET HEALTHCARE CORPORATION

                   PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeffrey C. Barbakow, Christi R.
Sulzbach, and Richard B. Silver, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on October 6, 1999, and any adjournments thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2, "AGAINST" ITEMS 3 AND 4, AND "FOR" ITEM 5.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2, "AGAINST" ITEMS 3 AND 4, AND "FOR" ITEM 5.

                              (Please sign on reverse side and return promptly.)

                         TENET HEALTHCARE CORPORATION
                         P.O. BOX 11338
                         NEW YORK, N.Y. 10203-0338

                              DETACH PROXY CARD HERE
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      /   /

1.  Election of the following nominees as Directors:

    FOR all nominees listed below.  /  /

    WITHHOLD AUTHORITY to vote for all nominees listed below.   /  /

    *EXCEPTIONS  /  /

    Nominees:  Bernice B. Bratter, Michael H. Focht, Sr., Lester B. Korn,
               Floyd O. Loop, M.D.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2.  Proposal to amend Employee Stock Purchase Plan.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /

3. Shareholder proposal regarding declassification of the Company's Board of Directors.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /

4.  Shareholder proposal regarding the Corporation's shareholder rights plan.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /

5. Proposal to ratify the selection of KPMG LLP as independent auditors for fiscal year ending May 31, 2000.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /


                                          CHANGE OF ADDRESS AND/     / /
                                          OR COMMENTS MARK HERE


                                   Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

                                   Date:                                 , 1999
                                        ---------------------------------

                                   --------------------------------------------
                                                       Signature

                                   --------------------------------------------
                                                       Signature

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                                PLEASE DETACH HERE
                  YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                     BEFORE RETURNING IN THE ENCLOSED ENVELOPE
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